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                                                                   Exhibit 10(X)



January 9, 1998




Mr. Robert H. Rau
President and Chief Executive Officer
Rohr, Inc.
850 Lagoon Drive
Chula Vista, CA 91910-2098

Dear Bob:

This letter is to confirm our various discussions concerning your continuing relationship with Rohr and BFGoodrich following the merger. You will continue as President and Chief Executive Officer of Rohr through December 31, 1998, located at the Rohr headquarters in Chula Vista. As you know, Rohr will be one of the operating groups within BFGoodrich Aerospace and you will report to Marshall Larsen.

Your compensation will continue at the same level that exists today. Your base salary will be $640,200 per year and your 1998 target annual bonus will be $384,120. The 1998 bonus is payable in February 1999. In accordance with your current agreement with Rohr, you will be entitled to be paid a pro rata bonus related to Rohr's R.O.N.A. performance of not less than $160,000 and not more than $320,000 for the period from August 1, 1997 to December 31, 1997.

You will be recommended for participation in the Long Term Incentive Plan at the same level as Marshall Larsen. Actual awards under the plan may only be made by the Compensation Committee, which will consider this at its February 1998 meeting. Based upon a BFGoodrich share price of $45 at the time of the meeting, current guidelines provide for an award of 12,600 Performance Shares for the three-year plan cycle ending December 31, 2000. At the end of the plan cycle, you would be entitled to a pro rata award of 1/3 the amount earned based on your retirement on December 31, 1998.

You will be reimbursed for the membership fees and business expenses incurred by you at the Fairbanks Ranch Country Club in accordance with the policies and procedures of BFGoodrich for reimbursement of such expenses for senior executives who are





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Robert H. Rau
January 9, 1998
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offered company-paid country club memberships. You will be reimbursed, including tax gross-up, for financial planning and tax preparation services in accordance with the BFGoodrich policies for executives receiving such benefits. Based on your salary, you will be entitled to a combined financial planning and tax preparation reimbursement of $16,000 per year, plus gross-up. You will be eligible for first class air travel.

You will be entitled to five weeks of paid vacation per year. Upon your retirement from Rohr you will be paid for all unused vacation in accordance with BFGoodrich's policy, which is related to your base pay in effect at the time of your retirement.

Upon your retirement you will be entitled to retirement benefits in accordance with your Employment Agreement with Rohr and the existing Rohr Supplemental Retirement Plan. You will continue to be reimbursed for your fees and business related expenses at the Fairbanks Ranch Country Club until age 65 in accordance with BFGoodrich policies and procedures for retired senior executives.

During your service as an employee and retiree you will continue to have the employee benefits, including medical, dental, disability and life insurance, to which other Rohr employees or retirees are entitled.

You have been elected a member of the BFGoodrich Board of Directors. You will continue to be considered for renomination to the Board of Directors in accordance with the BFGoodrich Board's policies. You will not be entitled to any compensation as a director during the time you are an employee or a consultant. For the three-year period beginning January 1, 1999 and continuing through December 31, 2001, you agree to serve as a consultant to BFGoodrich. You will receive a consulting fee of $28,000 per month.

While it is not intended that you be required to devote your full time as a consultant, you agree that you will be available as a consultant on a reasonable basis. You will be reimbursed for reasonable expenses associated with your consulting assignments.

While you are a consultant you may join other boards of directors and after your retirement you may do consulting work for other companies, subject in each case to the prior approval of the Chief Executive Officer of BFGoodrich, provided there is no







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Robert H. Rau
January 9, 1998
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conflict of interest with BFGoodrich and there is no interference with your ability to properly perform your duties. During the period through December 31, 2001, you shall not engage in any activity which competes with or assists others to compete with BFGoodrich.

If you agree with the foregoing, please sign and return a copy to me.

Sincerely,



David L. Burner


ACCEPTED AND AGREED TO:


By:
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           Robert H. Rau


Date:
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